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                                                                   EXHIBIT 99.18

FOR IMMEDIATE RELEASE

                      RAMSAY YOUTH SERVICES, INC. ANNOUNCES
                       FOURTH QUARTER AND YEAR END RESULTS

CORAL GABLES, FLORIDA, MARCH 30, 2001 . . . RAMSAY YOUTH SERVICES, INC. (NASDAQ:RYOU) today announced results for the fourth quarter and year ended December 31, 2000. Total revenues for the quarter increased 43% to $31,781,000 from $22,244,000 for the same period in the prior year. Net income for the quarter totaled $2,447,000 or $0.27 per share. The quarter results include the positive impact of the reversal of a $2,500,000 reserve for a legal case against the Company which was dismissed in court. In addition, the quarter results also include the negative impact of a $249,000 loss on the sale of assets. These two non-recurring items increased results for the quarter by a net amount of $2,251,000 or $0.25 per share.

For the year, the Company reported total revenues of $108,360,000 up 33% from $81,474,000 for fiscal 1999. Net income for the twelve months ended December 31, 2000 was $2,852,000 or $0.32 per share. The year end results were positively impacted by the reversal of the aforementioned $2,500,000 legal reserve, and by the negative impact of a $705,000 loss on the sale of assets. These two non-recurring items increased results for the year by a net amount of $1,795,000 or $0.20 per share.

Commenting on the results, Luis E. Lamela, President and CEO of Ramsay Youth Services, Inc. said, "Our fourth quarter and year end results reflect our continued success in growing the Company, specifically in the area of treatment programs and services for youth."

Ramsay Youth Services, Inc. is a treatment company that provides behavioral healthcare, juvenile justice, education and community-based programs for at-risk, troubled and special needs youth. The Company has operations in nine states and the Commonwealth of Puerto Rico.

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements as defined under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve known and unknown risks and uncertainties including the uncertainties regarding the resolution of issues in Puerto Rico. Actual operations and results may differ materially from those expected in the forward looking statements made by the Company. Please refer to Ramsay's filings with the Securities and Exchange Commission for additional information.

                                  Tables Follow

                                       ###


Contact: Isa Diaz
         Vice President Corporate Relations
         (305) 569-4626



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                  RAMSAY YOUTH SERVICES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF OPERATIONS




                                                                                    QUARTER ENDED DECEMBER 31,
                                                                     ---------------------------------------------------------
                                                                                  2000                          1999
                                                                     --------------------------    ---------------------------
Revenues                                                                 $31,781,000      100%         $ 22,244,000    100.0%

Operating expenses:
   Salaries, wages and benefits                                           20,008,000     63.0%           13,809,000     62.1%
   Other operating expenses                                                6,349,000     20.0%            6,325,000     28.4%
   Provision for doubtful accounts                                         1,087,000      3.4%              504,000      2.3%
   Depreciation and amortization                                             648,000      2.0%              610,000      2.7%
                                                                     --------------------------    ---------------------------
Total operating expenses                                                  28,092,000     88.4%           21,248,000     95.5%
                                                                     --------------------------    ---------------------------

Income from operations                                                     3,689,000     11.6%              996,000      4.5%

Non-operating income (expenses):
   Investment income and other                                                64,000      0.2%
   Loss on sale of assets                                                   (249,000)    (0.8%)
   Interest and other financing charges                                     (955,000)    (3.0%)            (371,000)    (1.7%)
                                                                     --------------------------    ---------------------------
      Total non-operating expenses, net                                   (1,140,000)    (3.6%)            (371,000)    (1.7%)


Income before income taxes                                                 2,549,000      8.0%              625,000      2.8%

Provision (benefit) for income taxes                                         102,000      0.3%              (34,000)    (0.2%)
                                                                     --------------------------    ---------------------------

 Net income                                                              $ 2,447,000      7.7%            $ 659,000      3.0%
                                                                     ==========================    ===========================


Income per common share:
   Basic                                                                      $ 0.27                         $ 0.07
                                                                     ================              =================
   Diluted                                                                    $ 0.27                         $ 0.07
                                                                     ================              =================


Weighted average number of common shares outstanding:
   Basic                                                                   8,927,000                      8,892,000
                                                                     ================              =================
   Diluted                                                                 8,927,000                      8,892,000
                                                                     ================              =================
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